EXHIBIT 99.1

                                POWER OF ATTORNEY

THIS DEED is made on 31 May 2006.

Sector Investment Holding Company Limited (the "COMPANY"), acting by its duly authorised representatives, hereby appoints Michael Calvey and Elena Ivashentseva, and each of them, as its true and lawful attorneys (the "ATTORNEYS") on its behalf and in its name or otherwise to:

AUTHORITY

1. consider, settle, approve, sign, execute, complete, deliver and/or issue all agreements, documents, certificates, and questionnaires (all whether as a deed or not) in relation to or arising out of the proposed initial public offering of securities of CTC Media, Inc. and the contemplated sale by the Company of shares of CTC Media, Inc. in connection therewith (the "TRANSACTION") which either of the Attorneys in his or her absolute discretion considers necessary or desirable to be considered, settled, approved, signed, executed, completed, or delivered and/or issued by the Company, including but not limited to the Underwriting Agreement and all ancillary documents contemplated thereby or proposed to be delivered in connection with the closing thereunder (together the "DOCUMENTS");

2. do and perform all things to be done and performed by the Company, as either of the Attorneys in his or her absolute discretion considers necessary or desirable in connection with the implementation of the Transaction or the implementation and/or execution of the Documents; and

3. deliver a copy of this document to any other persons or entities who may require it.

TERM

This power of attorney will terminate at 11.59 pm on 15 June 2006 or earlier on the receipt by the Attorney of a written notice of revocation of this power of attorney signed by the Company.

RATIFICATION

The Company hereby undertakes to ratify and confirm whatever either of the Attorneys may do or purport to do in good faith in the exercise of any power conferred by this power of attorney.

THIRD PARTY

The Company hereby declares that a person who deals with the Attorneys in good faith may accept a written statement signed by either of the Attorneys to the effect that this power of attorney has not been revoked as conclusive evidence of that fact.

INDEMNITY

The Company hereby undertakes to fully indemnify each of the Attorneys against all actions, claims, losses, costs, expenses, damages or liability which he or she may sustain or incur as a result of any action taken by him or her in good faith pursuant to this power of attorney (including any cost incurred in enforcing this indemnity).

GOVERNING LAW

This power of attorney (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation) shall be governed by and construed in accordance with English law.



IN WITNESS whereof this power of attorney has been executed as a deed on the date first above written.



SIGNED and DELIVERED as a deed by
SECTOR INVESTMENT HOLDING COMPANY LIMITED


Director                   /s/ Connie A E Helyar)
Connie A E Helyar


Director                   /s/ Peter H Touzeau)
Peter H Touzeau